EXHIBIT 99.1

TPT Global Tech pays off remaining $43K Convertible Debt to Geneva Roth Remark Holdings, remainder of notes converted to common stock

SAN DIEGO, February 18, 2020/Issuer Direct / -- TPT Global Tech, Inc. (“TPTG or the Company”) (OTCBB:TPTW) announced today it has successfully paid off the remaining 43K convertible promissory note due August 22, 2019 issued by the Company to Geneva Roth Remark Holdings, Inc. (“Geneva Roth”) located in New York City. Since March 15, 2019, the Company has issued five different convertible promissory notes to Geneva Roth for a total of $287,000, the first four of which totaled $244,000 were converted into 129,064,728 common shares of the Company. The remaining convertible note for $43,000 was paid off by paying $63,086, including the principal balance of $43,000, a 40% premium and accrued interest. The payment was made possible through a secured bridge loan of $90k provided by a third-party existing investor. The bridge loan is secured by the assets of the Company and is due June 14, 2020 or earlier in case the Company is successful in raising other monies and carries an annual interest charge of 10% payable with the principal.

The proceeds from the convertible promissory notes issued to Geneva Roth were used as part of the acquisition of the assets of Speed Connect, LLC, which assets were conveyed into TPT SpeedConnect, LLC (“TPT SpeedConnect”), wholly owned by the Company. The acquisition included the tradename of SpeedConnect. SpeedConnect is located in Frankenmuth, Michigan and is one of the largest Rural Wireless Internet Services Providers in the United States. Speed Connect has operations in 10 Midwestern states, Arizona, Idaho, Illinois, Iowa, Michigan, Montana, Minnesota, South Dakota, Nebraska and Texas. The Company’s plans are to upgrade the existing Speed Connect 10 state Broadband network to a 4G+/5G network offering faster speeds and added value products such as TV, Voice and Data Services to its 16,000 Rural Middle American telecommunication’s customers.

“The conversion to stock and subsequent sale by Geneva Roth has had an adverse effect on our TPTW common stock price. Geneva Roth converted four of their five convertible promissory notes putting tremendous pressure on the company’s stock price. We are very pleased the company was able to repay the last convertible promissory note which may ease market pressure on our stock. In the month of February, the company successfully completed paying the remaining balances of two debt relationships, Advantage Funding, a $753K merchant advance loan and now the last of the Geneva Roth convertible notes.” said Stephen Thomas CEO TPTW.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

About TPT Global Tech

TPT Global Tech Inc. (OTC:TPTW) based in San Diego, California, is a Technology/Telecommunications Media Content Hub for Domestic and International syndication and also provides Technology solutions to businesses domestically and worldwide. TPT Global offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS) and carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT's also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.